Prospect Energy Corporation Announces Financial Results for Second Fiscal Quarter Ended December 31, 2005 and Provides Guidance for Third Fiscal Quarter

NEW YORK, NY -- 02/09/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) today announced financial results for its second fiscal quarter ended December 31, 2005.

Our net investment income for the second fiscal quarter of 2005 was $2.040 million, or $0.29 per share. Excluding non-recurring expense, our net investment income was $2.250 million, or $0.32 per share (see Supplemental Financial Information below). At December 31, 2005, our net asset value per share was $14.69, an increase of $0.09 over the prior quarter end.

We estimate that our net investment income for the current third fiscal quarter ending March 31, 2006 will be $0.28 to $0.32 per share. Excluding non-recurring expense, we estimate that our net investment income for the current quarter will be $0.30 to $0.34 per share. We will announce our third fiscal quarter dividend in the next few weeks.

OPERATING RESULTS

We have included additional disclosures in this release separating recurring and non-recurring charges. Non-recurring charges include legal fees associated with previously reported events, including certain judicial proceedings.

HIGHLIGHTS

Equity values:

Stockholders' equity as of December 31, 2005: $103.653 million

Net asset value per share: $14.69

Second Fiscal Quarter Operating Results:

Net investment income: $2.040 million

Net investment income per share: $0.29

Net investment income excluding non-recurring items*: $2.250 million

Net investment income per share excluding non-recurring items*: $0.32

Net unrealized appreciation: $0.488 million

Dividends to shareholders per share: $0.28

See Supplemental Financial Information.

PORTFOLIO AND INVESTMENT ACTIVITY

December 31, 2005 marked the end of our second fiscal quarter with our portfolio invested approximately $77.826 million in eight long-term investments, and the remainder in cash and short-term instruments.

As of December 31, 2005 our portfolio generated a current yield of 18.3% across all our long-term debt and equity investments. This current yield includes interest from all our long-term investments as well as dividends from Gas Solutions Holdings, Inc. ("Gas Solutions") and Unity Virginia Holdings ("Unity"). Monetization of, or dividends from, other equity positions is not included in this current yield calculation.

During the second fiscal quarter, we were repaid our loan to Miller Petroleum, Inc. ("Miller"), retaining our warrants in Miller.

Since December 31, 2005, we have provided follow-on capital of $0.790 million to and have become the majority shareholder of Worcester Energy Partners, Inc. ("WECO"). We have also provided follow-on capital of $0.100 million to Whymore Coal Company, Inc. ("Whymore"), and $1.000 million to Natural Gas Systems, Inc. ("NGS"). Our capital in each case has been invested as additional senior secured debt with additional equity participation rights.

During the second fiscal quarter, we completed no new investments, as investments we were targeting to close in that quarter were delayed into the current quarter, reflecting the lengthy negotiation, structuring, due diligence, and documentation that must be completed prior to closing.

On February 9, 2006, we provided $6.925 million of senior secured debt financing to Genesis Coal Company, Inc. ("Genesis"), and we received a significant equity ownership investment in Genesis as part of the investment.

CREDIT FACILITY

We have substantially completed our discussions and negotiations with a major North American financial institution and expect to close our credit facility this month barring unforeseen delays.

CONFERENCE CALL

We will host a conference call Friday, February 10, 2006, at 11:00 am Eastern Time. The conference call dial-in number is (877) 407-8031. A recording of the conference call will be available for approximately 7 days. To hear a replay, call (877) 660-6853 and use Playback Access Account code 286 and Playback Conference ID code 190588.

                  BALANCE SHEETS                 As of         As of
                  (in thousands)                December      June 30,
                                                31, 2005        2005
------------------------------------------------------------------------
Assets                                         (Unaudited)
Cash held in segregated account                        $-        $9,587
Investment, Gas Solutions Holdings, Inc.
at value (cost - $23,274 and $23,327,
respectively)                                      30,100        29,500
Investments, at value (cost - $74,477 and
$64,197, respectively)                             74,557        64,366
Accrued interest receivable                           483           206
Prepaid expenses                                      219            49
Due from affiliates                                    25           201
Total assets                                     $105,384      $103,909

Liabilities

Accrued liabilities                                   592           818
Due to Investment Adviser                           1,032            77
Other current liabilities                             107            47
Total liabilities                                   1,731           942

Stockholders' Equity
Common stock, par value $.001 per share,
  100,000,000 common shares authorized,
  7,055,100 issued and outstanding                      7             7
Paid-in capital in excess of par                   97,026        96,955
Distributions in excess of net
 investment income                                   (286)         (337)
Net unrealized appreciation                         6,906         6,342
Total stockholders' equity                        103,653       102,967
Total liabilities and
 stockholders' equity                            $105,384      $103,909

STATEMENTS OF OPERATIONS                      Three months Three months
       (UNAUDITED)                                 ended        ended
     (in thousands)                            December 31, December 31,
                                                    2005         2004
-------------------------------------------------------------------------
Investment Income
Interest income                                    $ 1,855    $   271
Interest income, Gas Solutions Holdings, Inc.          828        976
Dividend income                                        163          -
Dividend income, Gas Solutions Holdings, Inc.          843      1,700
Other income                                           246          -
Total investment income                              3,935      2,947

Operating Expenses
Investment advisory fees
  Base management fee                                  524        495
  Income incentive fee                                 508          -
  Total investment advisory fees                     1,032        495

Administration costs                                    87         96
Legal fees                                             391        984
Valuation services                                      45          -
Other professional fees                                107          -
Insurance expense                                       85         87
Directors fees                                          55         55
General and administrative expenses                     93          1
Total operating expenses                             1,895      1,718

Net investment income                                2,040      1,229

Net realized loss                                        -          -
Net unrealized appreciation                            488          -

Net increase in stockholders' equity resulting
  from operations                                  $ 2,528    $ 1,229

Basic net increase in stockholders' equity per
  common share resulting from operations           $  0.36    $  0.17

PER SHARE DATA (UNAUDITED)                  For the six       For the
                                            months ended   twelve months
                                            December 31,     ended June
                                                2005          30, 2005

Net asset value, beginning of period             $14.59         $ (.01)

Proceeds from initial public offering                 -           13.95
Costs related to the initial public
 offering                                          0.01            (.21)
Net investment income                              0.49            0.34
Net unrealized appreciation                        0.08            0.90
Dividend declared and paid                        (0.48)           (.38)

Net asset value at end of period                $ 14.69         $ 14.59

SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED) (IN THOUSANDS)

Please note that the following supplemental financial information represents a reconciliation of a GAAP measure (Net investment income) to a non-GAAP measure (Adjusted net investment income).

                                            Three months       Twelve
                                                ended       months ended
                                            December 31,    June 30, 2005
                                                2005
-------------------------------------------------------------------------
Total investment income                            $3,935         $8,093

Total operating expenses                            1,895          5,682

Net investment income                               2,040          2,411

Add back non-recurring items                          210          2,083

Adjusted net investment income                     $2,250         $4,494

Net investment income per common share              $0.29          $0.40

Adjusted net investment income
 per common share                                   $0.32          $0.64

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses and assets. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Accordingly, we are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, state, and federal rules and regulations. In addition, we have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may," "hope" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702